Force Protection, Inc.	Tel (843) 740-7015
9801 Highway 78, Bldg #3	Fax (843) 740-1973
Ladson, SC 29456	www.forceprotection.net

January 27, 2005

Gordon McGilton
North Charleston, South Carolina

Re: 12 Months Employment/Consulting Agreement

Dear Gordon:

This letter will serve to confirm our mutual agreement regarding your employment with Force Protection (the "Company") on the following basis:

1. The compensation will be $15,000 per month paid through payroll, with a bonus of $180,000 paid in S8 or cash. A deposit of $60,000 will be paid as an advance on the bonus compensation. Each month, $15,000 of free trading stock or equivalent cash. In addition, the company agrees to provide a qualified stock option plan which will provide additional long-term compensation on the engagement.

2. The company will reimburse you for travel, lodging and other out of pocket expenses you incur during the term of the engagement.

3. During the period of the Consulting Agreement you agree to be bound by and comply with the provisions of the Company Code of Conduct and with the provisions of the Company Non-Disclosure Agreement.

This Agreement is subject to the jurisdiction and laws of the state of South Carolina.

We are pleased to extend this offer to you and look forward to your continuing contribution to the Company. If the foregoing is acceptable, I would ask that you kindly sign below and return a copy of this letter to me.

Regards,

Sincerely yours,

/s/ R. Scott Ervin	Start Date: Jan. 1, 2005 /s/ RSE

R. Scott Ervin	Accepted and Agreed:
Interim CEO
By: /s/ Gordon McGilton
Gordon McGilton